EXHIBIT 4

                 THIRD CERTIFICATE OF AMENDMENT
                             TO THE
          SECOND RESTATED CERTIFICATE OF INCORPORATION
                               OF
               CHIQUITA BRANDS INTERNATIONAL, INC.

TO:  Secretary of State
     State of New Jersey

     Pursuant to the provisions of N.J.S. 14A:9-2(4) and 14A:9-4(3) the undersigned corporation, Chiquita Brands International, Inc. (the "Corporation"), executes the following Certificate of Amendment to its Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation").

     1.   The name of the corporation is Chiquita Brands
          International, Inc.

     2.   The Second Restated Certificate of Incorporation of the
          Corporation is hereby amended as follows:

          (a) The first paragraph of Section IV of the Certificate of Incorporation is amended to change the title of the "Capital Stock, par value $.33 per share," to "Common Stock, par value $.01 per share."

          (b) The first paragraph of Section IV of the Certificate of Incorporation is amended to increase the aggregate authorized number of shares of Common Stock which the corporation is authorized to issue from One Hundred Fifty Million (150,000,000) shares to Two Hundred Million (200,000,000) shares.

          As so amended by the amendments described in paragraphs
          2(a) and 2(b) above, the first paragraph of Section IV of the Certificate of Incorporation shall read in its entirety as follows:


                           "SECTION IV

                    The aggregate number of shares which the
               Corporation is authorized to issue is 214,000,000 shares divided into:

                    (i) 200,000,000 shares of Common Stock, par
               value $.01 per share ("Common Stock"),

                    (ii) 4,000,000 shares of Cumulative
               Preference Stock, issuable in series, without nominal or par value ("Series Preference Stock"), and

                    (iii) 10,000,000 shares of Non-Voting
               Cumulative Preferred Stock, issuable in series, par value $1 per share ("Non-Voting Preferred
               Stock").

          The designations, preferences, rights and restrictions, to the extent that the same have been determined, and the manner of determining other designations, preferences, rights and restrictions of each series of Series Preference Stock and Non-Voting Preferred Stock are set forth in this Section IV."

          In addition, all references in the Certificate of
          Incorporation of the Corporation referring to "Capital Stock" shall be changed to read "Common Stock."
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          (c) The Certificate of Incorporation of the
          Corporation, is further amended to add a new Section
          IX, to read in its entirety as follows:

                           "SECTION IX

                    Unless otherwise provided by law or by this
               Certificate of Incorporation, any amendment to this Second Restated Certificate of Incorporation, as amended, adopted after June 1, 1998 shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote."

     3. The amendments set forth in this Certificate of Amendment were duly adopted by the Shareholders of the Corporation on May 13, 1998.

     4. The total number of shares entitled to vote on each of the amendments set forth above was 64,449,196. The affirmative vote of two-thirds of the votes cast by the holders of shares of Capital Stock, $.33 par value per share, and $2.50 Convertible Preference Stock, Series C, without par value, voting as a single class, was required to adopt the foregoing amendments to the Certificate of Incorporation of the Corporation.

     5. (a) The total number of shares voted in favor of the amendment set forth in paragraph 2(a) of this Certificate of Amendment was 52,694,204 and the total number of shares voted against the amendment was 641,842.

          (b) The total number of shares voted in favor of the amendment set forth in paragraph 2(b) of this Certificate of Amendment was 51,698,392 and the total number of shares voted against the amendment was 1,622,177.

          (c) The total number of shares voted in favor of the amendment set forth in paragraph 2(c) of this Certificate was 45,526,233 and the total number of shares voted against the amendment was 1,321,938.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Incorporation this 13th day of May, 1998.

                              CHIQUITA BRANDS INTERNATIONAL, INC.


                              By:/s/ Robert W. Olson
                                 ________________________________
                                   Robert W. Olson
                                   Senior Vice President,
                                   General Counsel and Secretary